Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

952.838.2867

moberg@analysts.com

AIC Announces Executive Departures

MINNEAPOLIS - May 5, 2011 - Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced that Randy Strobel has resigned his position as Senior Vice President, Chief Financial Officer, effective August 31, 2011. The Company has begun a search for Strobel’s replacement.

“On behalf of the Board of Directors and other members of the AIC team, I would like to thank Randy for his service and for the contributions he has made to our business since joining AIC in 2008,” said Brittany McKinney, President and Chief Executive Officer. “He is leaving the Company in a stable and improved financial position and with the financial flexibility we need to pursue our growth objectives.

“This was a mutual decision. The Company will continue to move forward in accordance with its strategic initiatives and Randy will be able to pursue other interests,” added McKinney. “I fully expect this to be a smooth transition for the business.”

In accordance with AIC’s strategy to grow its core markets and better serve its clients across regions, the Company is also realigning its regional structure. As a result, Chris Cain, Senior Vice President for the West Region, will also be leaving the organization. The former West Region will be combined with the South and fall under the leadership of Senior Vice President Randy Hall. Virgil Pint will continue to serve as Senior Vice President for AIC’s North Region. In addition, the Company plans to add a national sales leader to its executive team.

About Analysts International Corporation

Analysts International Corporation (AIC) is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing and managed teams to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit www.analysts.com.

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